EXHIBIT 91.1

ThermoGenesis Announces Appointment of Dr. Woodrow Myers

to Board of Directors

Rancho Cordova, California (June 8, 2006) - ThermoGenesis Corp. (Nasdaq: KOOL) today announced the appointment of Woodrow A. Myers, M.D., M.B.A. to its board of directors. Dr. Myers, a director at Stanford University Hospital and visiting adjunct professor of medicine at the UCLA School of Medicine, is the former executive vice president and chief medical officer of WellPoint, Inc., a large publicly traded commercial health benefits company. While at WellPoint, Dr. Myers established the Health Quality Assurance Division, which was recognized nationally for innovation in the use of information technology and clinical quality measures to benefit physicians and patients.

Prior to his position at WellPoint, Dr. Myers served as the Director of Health Care Management at the Ford Motor Company where he initiated quality assurance metrics for Ford healthcare vendors and established new global health and safety policies to benefit Ford and its employees.

Dr. Myers is a former health commissioner for the city of New York and the state of Indiana, past chairman of the Visiting Committee for the Harvard School of Public Health and has served as a member of the Harvard University Board of Overseers and the Stanford University Board of Trustees. Dr. Myers received his doctorate of medicine from Harvard University and his masters of business administration from Stanford University.

Philip Coelho, Chairman and CEO noted that “As the field of cell and tissue therapy continues to advance and transform the treatment of numerous debilitating and lethal diseases and wound conditions, we will be relying on Dr. Myers to provide invaluable guidance in the areas of reimbursement and supportive public health policy. Dr. Myers brings more than 20 years of clinical and public health experience to ThermoGenesis, with a track record of creating innovative healthcare policies and ensuring comprehensive and high-quality health care benefits for patients and payors.”

About ThermoGenesis Corp.

ThermoGenesis Corp. (www.thermogenesis.com) is a leader in developing and manufacturing automated blood processing systems and disposable products that enable the manufacture, preservation and delivery of cell and tissue therapy products. These products include:

•	The BioArchive® System, an automated cryogenic device, is used by cord blood stem cell banks in more than 25 countries for cryopreserving and archiving cord

EXHIBIT 91.1

blood stem cell units for transplant. GE Healthcare is the non-exclusive global distribution partner for the BioArchive System.

•

The AutoXpress™ System is a newly developed semi-automated device and companion sterile closed blood processing disposable, to harvest stem cells from cord blood. GE Healthcare is the exclusive global distribution partner for the AXP AutoXpress System.

•

The CryoSeal® FS System, an automated device and companion sterile blood processing disposable, is used to prepare fibrin sealants from plasma in about an hour. Enrollment in a 150-patient U.S. pivotal clinical trial has been completed and a PMA is being reviewed by the FDA. The CryoSeal FS System has received the CE-Mark. From a marketing perspective, the CE Mark is the European equivalent to an FDA approval, in that it allows sales of the product throughout the European community.

•

The Thrombin Processing DeviceTM (TPD™) is a sterile blood processing disposable that prepares activated thrombin from a small aliquot of plasma in less than 30 minutes. The CE-Marked TPD is currently being marketed in Europe by Biomet, Inc., subsidiary Biomet Biologicals, Medtronic, Inc. and independent distributors.

This press release, including statements regarding financial information for future periods, contains forward-looking statements, and such statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual outcomes to differ materially from those contemplated by the forward-looking statements. Several factors, including timing of FDA approvals, changes in customer forecasts, our failure to meet customers’ purchase order and quality requirements, supply shortages, production delays, changes in the markets for customers’ products, introduction timing and acceptance of our new products scheduled for fiscal year 2006, and introduction of competitive products and other factors beyond our control, could result in a materially different revenue outcome and/or in our failure to achieve the revenue levels we expect for fiscal 2006. A more complete description of these and other risks that could cause actual events to differ from the outcomes predicted by our forward looking statements is set forth under the caption "Risk Factors" in our annual report on Form 10-K and other reports we file with the Securities and Exchange Commission from time to time, and you should consider each of those factors when evaluating the forward looking statements.

For More Information, Contact:

Fern Lazar of Lazar Partners (212) 867-1762

or visit the web site at www.thermogenesis.com